EX-99.j

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Government Fund of our report dated September 23, 2020, relating to the financial statements and financial highlights, which appears in Delaware Emerging Markets Debt Fund and Delaware Strategic Income Fund’s Annual Report on Form N-CSR for the year ended July 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 23, 2020